      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996



                                                       REGISTRATION NO. 333-4381

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
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                           INTERFERON SCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                               22-2313648
              (STATE OR OTHER JURISDICTION                                  (I.R.S. EMPLOYER
           OF INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NUMBER)

                               783 JERSEY AVENUE
                        NEW BRUNSWICK, NEW JERSEY 08901
                                 (908) 249-3250
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            LAWRENCE M. GORDON, ESQ.
                            CHIEF EXECUTIVE OFFICER
                           INTERFERON SCIENCES, INC.
                               9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 230-9513
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             ROBERT J. HASDAY, ESQ.
                           DUANE, MORRIS & HECKSCHER
                                   SUITE 2125
                              122 EAST 42ND STREET
                            NEW YORK, NEW YORK 10168

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
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                        CALCULATION OF REGISTRATION FEE
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                                                                              PROPOSED           PROPOSED
                                                                               MAXIMUM            MAXIMUM
                TITLE OF EACH CLASS OF                   AMOUNT TO BE      OFFERING PRICE        AGGREGATE          AMOUNT OF
             SECURITIES TO BE REGISTERED                  REGISTERED          PER SHARE       OFFERING PRICE    REGISTRATION FEE
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Common Stock, par value $.01 per share................  2,827,500 shares      $2.50(1)         $7,068,750(1)      $2,437.50(2)
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Common Stock, par value $.01 per share................   100,000 shares       $2.35(3)          $235,000(3)          $81.04
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(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock on May 21, 1996 as reported by NASDAQ, pursuant to Rule 457(c).

(2) Previously paid.


(3) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock on June 5, 1996 as reported by NASDAQ, pursuant to Rule 457(c).

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    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 6, 1996


PROSPECTUS

                           INTERFERON SCIENCES, INC.

                        2,927,500 SHARES OF COMMON STOCK


     The shares of Common Stock, par value $.01 per share (the "Common Stock"), of Interferon Sciences, Inc., a Delaware corporation (the "Company"), being offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders."


     The Common Stock is quoted on the NASDAQ SmallCap Market under the symbol "IFSC." On June 5, 1996, the last reported sale price of the Common Stock on the NASDAQ SmallCap Market was $2 3/8 per share.


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    INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
              SEE "RISK FACTORS" ON PAGES 3-10 OF THIS PROSPECTUS.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1996

                             AVAILABLE INFORMATION

     The Prospectus omits certain of the information contained in the Registration Statement relating to the securities offered hereby which is on file with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. Such Registration Statement, reports, proxy statements, and other information can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60061. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

          (c) the description of the Common Stock contained in the Company's Prospectus included in the Company's Registration Statement on Form S-2, File No. 33-59479, as filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act").

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering hereby of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies, supersedes, or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents which this Prospectus incorporates). Requests should be directed to: Corporate Secretary, Interferon Sciences, Inc., 783 Jersey Avenue, New Brunswick, New Jersey 08901, telephone number (908) 249-3250.
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     ALFERON(R) and ALFERON LDO(R) are registered trademarks of the Company.

                                  THE COMPANY

     Interferon Sciences, Inc. (the "Company") is a biopharmaceutical company currently engaged in the manufacture and sale of ALFERON N Injection, the only product approved by the United States Food and Drug Administration ("FDA") that is based upon a natural source, multi-species alpha interferon ("Natural Alpha Interferon"). ALFERON N Injection is approved for the treatment by injection of certain types of genital warts and is being developed by the Company for the potential treatment of hepatitis C, hepatitis B, HIV, multiple sclerosis, cancers, and other indications. The Company also is developing ALFERON N Gel and ALFERON LDO, the Company's topical and oral formulations of Natural Alpha Interferon. The Company's principal offices and research and production facilities are located at 783 Jersey Avenue, New Brunswick, New Jersey 08901 and its telephone number is (908) 249-3250.

                                  RISK FACTORS


     Prospective investors should consider carefully the following factors, together with the other information contained or incorporated by reference in this Prospectus, in evaluating an investment in the Common Stock offered hereby. This Prospectus contains or incorporates by reference certain forward-looking statements reflecting management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the following factors.


     CONTINUING AND INCREASING OPERATING LOSSES; ACCUMULATED DEFICIT. The Company has experienced significant operating losses since its inception in 1980. As of March 31, 1996, the Company had an accumulated deficit of approximately $72.4 million. For the three months ended March 31, 1996 and the years ended December 31, 1995, 1994, and 1993, the Company had losses from operations of approximately $2.3 million, $7.4 million, $11.8 million, and $8.3 million, respectively.

     Although the Company received approval to market ALFERON N Injection for the treatment of genital warts from the FDA in October 1989 and from the comparable Mexican regulatory authority in December 1994 and recently entered into an agreement for Cell Pharm GmbH ("Cell Pharm") to distribute ALFERON N Injection in Germany, it has had only limited revenues from the sale of ALFERON N Injection to date. In order for the Company to operate profitably, the Company must sell significantly more ALFERON N Injection. Increased sales in the United States will depend primarily upon the attainment of FDA approval to market ALFERON N Injection for additional indications, of which there can be no assurance. See "Products Under Development" and "Regulatory Approvals" below in this section. Moreover, the Company cannot market ALFERON N Injection in other markets unless appropriate regulatory approvals are obtained. See "Foreign Regulatory Approvals" below in this section. There can be no assurance that sufficient quantities of ALFERON N Injection will be sold to allow the Company to operate profitably.

     FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company will require substantial funds to conduct research and development and preclinical and clinical testing and to market its products. The Company anticipates that its future capital requirements will increase as a result of its reacquisition in May 1996 of United States and Canadian marketing rights for ALFERON N Injection from Purdue Pharma L.P. and its affiliates (collectively, "Purdue"). For the three months ended March 31, 1996 and the years ended December 31, 1995, 1994, and 1993, the cash utilized by the Company's operations was approximately $2.4 million, $7.1 million, $7.8 million, and $7.8 million, respectively. The Company's future capital requirements will depend on many factors, including: continued scientific progress in its drug development programs; the magnitude of these programs; progress with preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting, and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; the ability of the Company to establish collaborative arrangements; and effective commercialization activities and arrangements.

     Management believes that the cash available as of May 1, 1996 will be sufficient to enable the Company to continue operations until approximately April 1998, although no assurance can be given in this regard. To fund the Company's operations beyond such date, the Company will require additional funding, whether from financial markets or collaborative or other arrangements with corporate partners or from other sources, which may not be available when needed or on terms acceptable to the Company. Insufficient funds will require the Company to delay, scale back, or eliminate certain or all of its research and development programs or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself or to shut down or curtail its manufacturing facility.

     NO GUARANTEED SOURCE OF REQUIRED MATERIALS. The Company uses a number of essential materials in the production of Natural Alpha Interferon, including human white blood cells, and has limited sources from which to procure such materials. The Company does not have long-term agreements for the supply of most of such materials. There can be no assurance that long-term supply agreements covering essential materials can be entered into on commercially reasonable terms, if at all. Although the Company currently obtains human white blood cells from several sources, the loss of any one source of supply could have a material adverse effect on the Company. In such event, the Company may be required to scale back its operations or stop manufacturing such product. The costs and availability of products and materials required by the Company for the commercial production of ALFERON N Injection and other products which the Company may commercially produce are subject to fluctuation depending on a variety of factors beyond the Company's control, including competitive factors, changes in technology, and FDA and other governmental regulation and there can be no assurance that the Company will be able to obtain such products and materials on terms acceptable to the Company or at all.

     DEPENDENCE ON CERTAIN DISTRIBUTORS; LIMITED MARKETING PROGRAM. The Company currently has marketing arrangements for the distribution of ALFERON N Injection in Mexico, Germany, and Japan. In addition, in connection with the Company's reacquisition in May 1996 of United States and Canadian marketing rights for ALFERON N Injection, Purdue agreed to provide during the first year after the reacquisition certain distribution services to the Company with respect to 24,000 vials of ALFERON N Injection and to provide during the second year after the reacquisition, if requested by the Company, certain distribution services to the Company with respect to up to 30,000 vials of ALFERON N Injection. Unless the Company enters into marketing arrangements with other companies or develops its own sales force, the Company will be dependent on the ability of its current distributors to sell sufficient quantities of ALFERON N Injection to allow the Company to operate profitably. There can be no assurance that the Company will be able to enter into any such marketing arrangements on acceptable terms, if at all. In addition, the Company does not have a sales force and has never marketed and sold a pharmaceutical product, and there can be no assurance that the Company will be able to successfully market and sell ALFERON N Injection or any other product. The Company intends to focus its marketing efforts in the United States on making additional sales to existing customers. While the Company does not expect to immediately form a sales force, it will consider doing so based upon sales experience and any approvals obtained for new indications.

     PRODUCTS UNDER DEVELOPMENT. The Company's products under development include (i) ALFERON N Injection for the potential treatment of HIV, hepatitis C, hepatitis B, multiple sclerosis, cancers, and other indications, (ii) ALFERON N Gel for the potential treatment of cervical dysplasia, recurrent genital herpes, other viral diseases, and cancers, and (iii) ALFERON LDO for the potential treatment of certain symptoms of patients infected with the HIV virus and the treatment of other viral diseases. However, there can be no assurance that these products will be cost-effective, safe, and effective treatments for these diseases, and there is no assurance of receiving regulatory approvals to market these products. The Company cannot market such products until such approvals are obtained. Even if such approvals are obtained, there can be no assurance that any of these products will be successful or will produce significant revenues or profits for the Company. The ability of the Company to become profitable depends on the successful commercial development of these products.

     POTENTIAL SIDE EFFECTS. The Company is engaged in the manufacture and sale of a single FDA approved product, ALFERON N Injection for the treatment of refractory or recurring external genital warts in adults. In clinical trials conducted for the treatment of genital warts with ALFERON N Injection, patients have not experienced serious side effects; however, there can be no assurance that unexpected or unacceptable side effects will not be found in the future for this use or other potential uses of this product or for any other product the Company might develop which could threaten or limit such product's usefulness. See "Risk of Product Liability" below in this section.

     SUBSTANTIAL COMPETITION. In the United States and Mexico, the Company currently competes with Schering-Plough Corp.'s ("Schering") injectable recombinant interferon product and other therapies in the treatment of genital warts. If and when the Company obtains additional approvals of uses of its products (such as the approval obtained by Cell Pharm in Germany), it expects to compete primarily on the basis of product performance with Schering and a number of additional pharmaceutical companies, both in the United States and abroad, including Hoffmann-La Roche, Inc. ("Hoffmann"), F. Hoffmann-LaRoche Ltd. ("Roche"), Amgen Inc., and Glaxo Wellcome Inc. The Company's potential competitors have developed or may develop products (containing either alpha interferon or other therapeutic compounds) or other treatment modalities for those uses. Many of the Company's potential competitors are among the largest pharmaceutical companies in the world, are well known to the public and the medical community, and have substantially greater financial resources, product development, and manufacturing and marketing capabilities than the Company or its marketing partners. Schering's recombinant interferon product has achieved market dominance for the treatment of hepatitis C and hepatitis B in the United States and other markets, and there can be no assurance that, if the Company is able to obtain regulatory approval of ALFERON N Injection for the treatment of those diseases, it will be able to achieve any significant penetration into those markets. In addition, because certain of the competitive products are not dependent on a source of human blood cells, such products may be able to be produced in greater volume and at a lower cost than ALFERON N Injection and the Company's other Natural Alpha Interferon formulations. Currently, the Company's wholesale price on a per unit basis of ALFERON N Injection is substantially higher than that of the competitive recombinant alpha interferon products. Other companies may succeed in developing products earlier than the Company, obtaining approvals for such products from the FDA more rapidly than the Company, or developing products that are more effective than those proposed to be developed by the Company. While the Company will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and development by others or other medical advances will not render the Company's technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy developed by the Company, or that any therapy developed by the Company will be preferred to any existing or newly developed technologies.

     POTENTIAL PATENT INFRINGEMENT CLAIMS. On March 5, 1985, the United States Patent and Trademark Office issued a patent to Hoffmann claiming purified human alpha (leukocyte) interferon (regardless of how it is produced). Roche, the parent of Hoffmann, also has been issued patents covering human alpha interferon in many countries throughout the world. As of March 31, 1995, the Company obtained a non-exclusive perpetual license from Hoffmann and Roche which grants the Company the worldwide rights to make, use, and sell, without a potential patent infringement claim from Hoffmann or Roche, any formulation of Natural Alpha Interferon. The license permits the Company to grant marketing rights with respect to Natural Alpha Interferon products to third parties, except that the Company cannot grant marketing rights with respect to injectable products in any country in which Hoffmann or Roche has patent rights covered by the license to any third party not listed on a schedule of approximately 50 potential marketing partners without the consent of Hoffmann and Roche, which consent cannot be unreasonably withheld. There can be no assurance that the Company will not want to grant such marketing rights to a third party not listed on such schedule, or that Hoffmann and Roche will not withhold the required consent. In addition, if such license were terminated, the Company may be subject to a patent infringement lawsuit by Hoffmann and Roche if it continued to market Natural Alpha Interferon products. If such a suit were brought, the Company would have to either counterclaim to attempt to invalidate the Hoffmann and Roche patents or prove that it did not infringe such patents.

     In addition, there may have been other patent applications filed in the United States and in foreign countries, some of which may have been filed by potential competitors of the Company, with respect to the technologies and/or products which may be required by the Company to produce its current and proposed products. If any of such patents issue in the United States or in foreign countries in a form which covers the Company's products or processes, the Company would be required to obtain licenses under such patents in connection with the domestic and international commercialization of such products. There can be no assurance that the Company could obtain licenses under any of such patents if so issued, particularly if they were issued to companies directly in competition with the Company, or that, even if the Company could obtain licenses, it could do so on commercially reasonable terms.

     If the sale or use of any of the Company's products were to become the basis of a patent infringement lawsuit, assuming the Company could not obtain a license on satisfactory terms, the Company may be required to incur substantial litigation expenses, and such litigation could also consume substantial management time, which could have a material adverse effect upon the financial condition of the Company even if it were to be successful in the litigation. If the Company proved unsuccessful in such litigation, it may be required to pay a royalty for the use of the claimed patents or cease producing the products and redevelop the products in such a way as to avoid infringing any claimed patent rights. There can be no assurance in such case that the Company could obtain a license under such patents on commercially reasonable terms or at all, or that it could successfully redevelop the products to fall outside the scope of the claim.

     It is the Company's policy to seek licenses if it believes that the terms of such licenses, when weighed against the expense and uncertainties of potential litigation, are cost effective.

     POSSIBLE INABILITY TO PROTECT TECHNOLOGY. To a significant extent, the ability of the Company to protect its rights in any products or technology it may develop depends upon its ability to obtain suitable patent or similar protection. The ability of the Company to obtain patents, and the nature, extent, and enforceability of the intellectual property rights that are obtained as a result of the Company's research, involve complex legal and factual issues. New technology and products developed by the Company may not qualify for patent protection or, if they do qualify, may be subject to challenge or to protracted judicial proceedings. In addition, the Company may determine not to seek additional patent or other protection for its technology or products. It is not certain that other patents will be issued or, if issued, that they will afford the Company protection from competitive products. Although the Company's practice is to require its technical and scientific employees and consultants to execute confidentiality agreements covering proprietary information, there can be no assurance that others will not independently make similar discoveries or otherwise obtain access to proprietary information of the Company. In addition, the Company has a non-exclusive license agreement with Hoffmann and Roche which enables the Company to sell its products. There can be no assurance that Hoffmann or Roche has not granted or will not grant a similar license to another company with considerably greater financial, technical, and marketing resources than the Company or that Hoffmann or Roche will not enter the market itself with a competitive product.

     While the Company has recently been issued a United States patent for Natural Alpha Interferon produced from human peripheral blood leukocytes and has several patent applications pending, it is possible that others have or may develop equivalent or superior products or technologies which would not fall within the scope of the Company's patent claims or which might involve inventions similar in scope to those of the Company for which patent or similar rights are obtained by others prior to the time that the Company is able to do so.

     REGULATORY APPROVALS. The production and marketing of the Company's products in the United States, as well as its ongoing research and development activities, are subject to regulation by governmental agencies, most significantly the FDA. Such regulation includes requirements for obtaining FDA approval prior to marketing each of its products in the United States. In order to obtain such FDA approval, the Company must demonstrate, among other things, the safety and efficacy of each product through pre-clinical and clinical testing. Obtaining such approvals is a time-consuming process and requires the expenditure of substantial resources. Each facility in which the products are produced and packaged, whether operated by the Company or a third party, must meet the FDA's standards for current good manufacturing practices and must also be approved prior to marketing any product produced or packaged in such facility. Any significant change in the production process which may be commercially required, including changes in sources of certain raw materials, or any change in the location of the production facilities will also require FDA approval. To the extent a portion of the manufacturing process for a product is handled by an entity other than the Company, the Company must similarly receive FDA approval for the participation by such third party in the manufacturing process. For example, the Company has entered into an agreement with Sanofi-Winthrop, Inc. ("Sanofi") pursuant to which Sanofi formulates and packages ALFERON N Injection. The Company presently has a biologic establishment license for the facilities in which it produces ALFERON N Injection, which includes the facilities in which Sanofi formulates and packages ALFERON N Injection. If the Company's or Sanofi's present manufacturing facilities were damaged or destroyed or the Company's arrangements with Sanofi were terminated, there can be no assurance that FDA approval could be obtained for another facility or that another facility could be built and approved on a timely basis or on commercially reasonable terms. Delays in obtaining, or the failure to obtain, any necessary regulatory approvals could have a material adverse effect on the Company's ability to develop, produce, and sell its products. In addition, failure of the Company to comply in any respect with FDA requirements with respect to the production and marketing of biological drug products can subject the Company to potential civil and criminal penalties and its products to seizure and other civil enforcement action. Because of the uncertain nature of many of these requirements, there can be no assurance that regulatory problems of this type will not occur.

     FOREIGN REGULATORY APPROVALS. To market its products outside of the United States, the Company is subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. At present, foreign marketing authorizations are applied for at a national level, although certain registration procedures are available within the European Union (the "EU") to companies wishing to market a product in more than one EU member country. If a regulatory authority is satisfied that adequate evidence of safety, quality, and efficacy has been presented, marketing authorization is usually granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by other countries. There can be no assurance that the Company's products will receive such approvals. In addition, under certain circumstances, the Company may be required to obtain FDA authorization to export products for sale in foreign countries. For instance, in most cases, the Company may not export products that have not been approved by the FDA unless it first obtains an export permit from the FDA. However, these FDA export restrictions generally do not apply if the Company's products are exported in conformance with their United States approvals or are manufactured outside the United States. At the present time, the Company does not have any foreign manufacturing facilities.

     In May 1990, the Company's licensee applied for a product license in the United Kingdom for the use of ALFERON N Injection for the intralesional treatment of refractory or recurring external genital warts in patients 18 years of age or older. In October 1991, the Committee on Safety of Medicines informed the Company's licensee that it might be unable to advise the Licensing Authority to grant a product license. Subsequent oral and written representations made by the Company to the Committee resolved certain of the issues raised by the Committee, but the Committee believed that additional information and possibly clinical work would be necessary to resolve certain other quality and safety issues and determined to advise the Licensing Authority not to grant a product license at that time. The Company's licensee was entitled to appeal this recommendation and has done so. The Company can appear before or make written representations to the Committee about such advice, but has not done so because of a lack of funds. The Company is considering whether to continue to pursue this appeal or to have the Company's licensee withdraw the product license application. The Company could submit a new application for the same use or for another use if and when sufficient clinical data is available. There can be no assurance, however, that approval of the use of ALFERON N Injection for the treatment of genital warts or any other indication will be obtained even if it is pursued.

     UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR REIMBURSEMENT. The future revenues and profitability of, and availability of capital for, biotechnology companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, the pricing and profitability of prescription pharmaceuticals is subject to government control. In Japan, which is currently the world's largest market for interferon products, the government imposed price cuts ranging from 13.5% to 22.7% in 1994 on certain interferon products then being marketed in Japan. The Company cannot predict whether similar price cuts will be imposed on any of the Company's products in Japan or in any other country at such time as such products are being marketed in such country or the size or duration of any cuts that may be imposed. However, there can be no assurance that any such cuts will not have a material adverse effect on the Company's future results of operations. There have been, and the Company expects there to continue to be, a number of United States federal and state proposals to implement similar government control. It is uncertain what form any health care reform legislation may take or what actions the federal, state, and private payors may take in response to the suggested reforms. The Company cannot predict when any suggested reforms will be implemented, if ever, or the effect of any implemented reform on the Company's business. There can be no assurance, however, that any implemented reform will not have a material adverse effect on the Company's future results of operations. The Company's long-term ability to market its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from public and private health insurers and other organizations. Third-party payors are increasingly challenging the prices of medical products and services. The reimbursement status of newly-approved health care products is highly uncertain, and there can be no assurance that third-party coverage will be available or that available third-party coverage will enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. While recombinant alpha interferon products can be produced at a lower cost per unit than the Company's formulations of Natural Alpha Interferon products, until dose regimens and treatment durations are determined, the Company is unable to determine whether the cost of treatment with the Company's products will be greater, equal to, or less than the cost of competing treatments.

     ROYALTY OBLIGATIONS. The Company is a party to certain license agreements pursuant to which it is obligated to pay royalties based upon the commercial exploitation of its products. Royalty payments under such license agreements with respect to ALFERON N Injection, ALFERON N Gel, and ALFERON LDO could aggregate up to 9.5%, 13.5%, and 19.5%, respectively, of the Company's net sales of such products. Such royalty obligations, together with any additional royalties which may be payable by the Company, may limit the Company's marketing strategies and prevent it from obtaining adequate profit margins and could have a material adverse effect on the commercial exploitation of the Company's products.

     In connection with the acquisition of certain intellectual property and technology rights from National Patent Development Corporation ("NPDC"), the Company agreed to pay NPDC a royalty of $1 million. Such amount is payable if and when the Company generates income before income taxes, limited to 25% of such income before income taxes per year until such amount is paid in full.

     LIMITED PRODUCTION EXPERIENCE. Although the Company has produced ALFERON N Injection in accordance with its commercial requirements, it has never produced ALFERON N Injection at levels which would allow the Company to operate profitably. There can be no assurance that, if the Company's commercial requirements increase to such levels, the Company will be able to produce ALFERON N Injection at such levels and at a competitive price.

     RISK OF PRODUCT LIABILITY. The Company's products have undergone or will undergo extensive clinical testing prior to the granting of any regulatory approval for the purpose, among other things, of determining the safety of such products. The Company may sell products which cause unexpected adverse reactions or result in an allergic or other reaction or which are alleged to have unacceptable adverse side effects. Product liability risk is inherent in the testing, manufacture, marketing, and sale of the Company's products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Such liability might result from claims made directly by consumers or by pharmaceutical companies or others selling such products. It is impossible to predict the scope of injury or liability from such unexpected reactions, or the measure of damages which might be imposed as a result of any claims or the cost of defending such claims. The Company has a product liability insurance policy in the amount of $10,000,000. Although the Company believes this amount is sufficient, there is no assurance that the Company will be able to maintain such coverage, and even if it does maintain it, in the event that the Company becomes subject to liability claims in excess of any insurance coverage it may have in effect, the Company may not have sufficient assets or liquidity to satisfy such claims which could result in the Company's inability to continue its operations. Furthermore, any published reports or rumors suggesting a link between a Company product and injury to a person could be expected to materially impair the Company's ability to market such product.

     RETENTION OF KEY PERSONNEL. Because of the specialized scientific nature of the Company's business, it is necessary to attract and retain personnel with a wide variety of scientific capabilities. Competition for such personnel is intense. There can be no assurance that the Company will continue to attract and retain personnel of high scientific caliber. None of the Company's key employees have employment agreements. The Company does not maintain key man life insurance for any of its key employees and does not intend to obtain such insurance. The Company's loss of services of certain of its employees or other members of its staff could have a material adverse effect on the Company's operations.

     CONTROL BY PRINCIPAL STOCKHOLDERS; CONFLICTS OF INTEREST. Based, in part, on Schedule 13Ds filed by beneficial owners of the Company's securities with the Commission, as of May 1, 1996, NPDC, David Blech, five trusts of which Mr. Blech is the income beneficiary but not the trustee (the "Blech Trusts"), and Biotechnology Investment Group L.L.C. ("BIG") beneficially owned approximately 17.6%, 1.9%, 5.7%, and 6.4%, respectively, of the outstanding shares of Common Stock, certain of which shares have been pledged to their respective banks as collateral to secure indebtedness owed to such banks.

     Certain conflicts of interest may arise as a result of NPDC's stock ownership in the Company and certain related transactions between the Company and NPDC. Furthermore, certain officers of the Company also serve as officers of NPDC and may have conflicts of interests in allocating management time, services, and functions between the Company and NPDC. Presently, Samuel H. Ronel, Ph.D., Vice Chairman, Stanley G. Schutzbank, Ph.D., President, Lawrence
M. Gordon, Chief Executive Officer, Drew R. Stoudt, Vice President Regulatory Affairs and Quality, and Donald W. Anderson, Controller, devote a portion of their time to the business of NPDC, which includes some overlapping responsibilities for the benefit of the Company. In addition, certain directors of NPDC also serve as directors of the Company. Transactions in which certain members of the Board of Directors or principal stockholders of the Company may have a conflict of interest must be approved by a majority of the disinterested directors.

     PREFERRED STOCK. The Company's charter provides for 5,000,000 authorized but unissued shares of Preferred Stock, the rights, preferences, qualifications, limitations, and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders. The ability to issue the Preferred Stock could have the effect of delaying, deferring, or preventing a change of control of the Company.


     SHARES AVAILABLE FOR FUTURE SALE. The Company, the Company's directors and officers (who as of May 23, 1996 owned in the aggregate 18,100 shares of Common Stock and options and warrants to purchase 2,215,000 shares of Common Stock), and the Company's principal stockholders (who as of May 23, 1996 owned in the aggregate 13,414,316 shares of Common Stock and no options and warrants to purchase shares of Common Stock), have agreed (subject to certain exceptions) not to sell, directly or indirectly, any of their shares of Common Stock or other equity securities of the Company for periods ranging from six to 24 months from August 14, 1995, without the consent of the Company and Sunrise Securities Corp. ("Sunrise"), the underwriter for the best efforts offerings by the Company in 1995 and 1996. On February 14, 1996, such agreement not to sell lapsed with respect to an aggregate of 1,500 shares of Common Stock and options and warrants to purchase 382,000 shares of Common Stock owned by certain of the Company's officers. In addition, certain of such principal stockholders have pledged shares of Common Stock beneficially owned by them to their respective banks as collateral to secure indebtedness owed to such banks. Any shares acquired by lenders pursuant to such pledge arrangements would not be subject to any agreements not to sell. Also, any shares held by a principal stockholder who was in bankruptcy proceedings might be released, in the discretion of the bankruptcy court, from any agreement not to sell. Moreover, Sunrise and the Company may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to agreements not to sell. As of May 23, 1996, an aggregate of 210,000 shares of Common Stock owned by the Blech Trusts had been so released and sold. On the expiration of the agreements not to sell or the release of securities subject thereto, and subject to the pledge arrangements, the principal stockholders may sell certain of the shares of Common Stock held by them pursuant to Rule 144 under the Securities Act or otherwise. In addition, certain of the principal stockholders have certain demand and/or "piggyback" registration rights with respect to the Common Stock beneficially owned by them. The sale of a significant number of shares of Common Stock, whether by the principal stockholders, the lenders pursuant to such pledge arrangements, or otherwise, may adversely affect the market price of the Common Stock.

     As of May 23, 1996, the Company had outstanding options to purchase 4,968,683 shares (including options held by Sunrise for 1,923,333 shares) and warrants to purchase 1,112,941 shares of Common Stock. For the life of the outstanding options and warrants, the holders are given, at nominal cost, the opportunity to profit if the price for the Common Stock in the public market exceeds the exercise price of the options or warrants, without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. If the public market price of the Common Stock does not rise above the exercise price of the options or warrants during the exercise period, then such securities will expire worthless. As long as the outstanding options and warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of these securities may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by these securities.

     VOLATILITY OF SHARE PRICE; LACK OF LIQUIDITY. There has been significant volatility in the market prices for publicly traded shares of biotechnology companies, including the Company. There can be no assurance that the price of the Common Stock will remain at or exceed current levels. Factors, such as announcements of technological or product developments by the Company or its competitors, governmental regulation, or patent or proprietary rights developments, may have a significant impact on the market price of the Common Stock.

     Effective August 3, 1995, the trading market for the Common Stock was changed from the NASDAQ National Market System to the NASDAQ SmallCap Market because of the failure of the Company to satisfy the listing requirements for the NASDAQ National Market System. The liquidity of the Common Stock may be adversely affected by such change. In addition, while 24 firms made a market in the Common Stock as of May 23, 1996, all or some of such firms may discontinue such activities at any time or from time to time, which may adversely affect the price and liquidity of the Common Stock.

     DIVIDENDS ON COMMON STOCK UNLIKELY. The Company does not, in the foreseeable future, anticipate paying any dividends on the Common Stock. See "Price Range of Common Stock and Dividend Policy."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of March 31, 1996 and (ii) as adjusted to give effect to (a) the sale for estimated net proceeds of $14,490,000 of 8,000,000 shares of Common Stock in May 1996 and
(b) the repurchase for $3,313,705 of certain marketing rights from Purdue in May 1996 (assuming no other changes in capitalization after March 31, 1996).

                                                                         MARCH 31, 1996
                                                                           (UNAUDITED)
                                                                  -----------------------------
                                                                     ACTUAL        AS ADJUSTED
                                                                  ------------     ------------
Stockholders' equity:
  Preferred Stock, par value $.01 per share, 5,000,000 shares
     authorized; none issued and outstanding....................            --               --
  Common Stock, par value $.01 per share, 55,000,000 shares
     authorized; 34,448,768 shares issued and outstanding;
     42,448,768 shares issued and outstanding as adjusted(1)....  $    344,488     $    424,488
Capital in excess of par value..................................    82,641,859       97,051,859
Accumulated deficit.............................................   (72,390,771)     (75,704,476)
                                                                  ------------     ------------
          Total stockholders' equity............................  $ 10,595,576     $ 21,771,871
                                                                  ------------     ------------
  Total capitalization..........................................  $ 10,595,576     $ 21,771,871
                                                                   ===========      ===========

- ---------------
(1) Does not include (i) 3,045,350 shares of Common Stock reserved for issuance upon the exercise of options outstanding under the Company's stock option plan, (ii) 1,112,941 shares reserved for issuance upon the exercise of outstanding warrants, and (iii) 1,123,333 shares (1,923,333 shares as adjusted) reserved for issuance upon the exercise of options issued to Sunrise.

The Company has no short-term or long-term debt or material long-term lease obligations.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Stockholders. The shares to be sold by the Selling Stockholders represent shares of Common Stock currently owned by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares. Beneficial ownership after this Offering will depend on the number of shares sold by each Selling Stockholder.


                                        NUMBER OF SHARES
                                       BENEFICIALLY OWNED           PERCENTAGE OF
                                         PRIOR TO THIS              CLASS PRIOR TO         NUMBER OF
     NAME OF SELLING STOCKHOLDERS           OFFERING                THIS OFFERING        SHARES OFFERED
- -------------------------------------- ------------------         ------------------     --------------
Biotechnology Investment Group,
  L.L.C...............................      2,710,834(1)                  6.4%              2,527,500(2)
Fujimoto Diagnostics, Inc.............      1,256,090(3)(4)               3.0%                400,000


- ---------------

(1) The following is based solely on information provided to the Company by BIG. BIG is a limited liability company which invests in and otherwise deals with securities of biotechnology and other companies. The members of BIG are Collinson Howe Venture Partners, Inc. ("CHVP"), an investment management firm of which Jeffrey J. Collinson is President, sole director, and majority stockholder; the Edward A. Blech Charitable Remainder Trust (the "Edward Blech Trust"), a trust for the benefit of a minor child of David Blech and of which Mordechai Jofen is sole trustee and David Blech is the income beneficiary; and Wilmington Trust Company ("WTC"), as voting trustee under a voting trust agreement (the "Voting Trust Agreement") among BIG, BIO Holdings L.L.C. ("Holdings"), and WTC. The managing member of BIG is CHVP. Each of Citibank, N.A. ("Citibank") and Holdings has the right pursuant to the Voting Trust Agreement to direct the actions of WTC as a member of BIG. WTC, as the member holding a majority interest in Holdings, has the right to direct the actions of Holdings under the Voting Trust Agreement. Citibank, pursuant to a separate voting trust agreement among WTC, David Blech, and Holdings, has the right to direct the actions of WTC as a member of Holdings with respect to the rights of Holdings under the Voting Trust Agreement. Each of CHVP, Mr. Collinson, the Edward Blech Trust, David Blech, Mr. Jofen, WTC, Holdings, and Citibank may be deemed to be the beneficial owner of the shares owned by BIG, but each disclaims such beneficial ownership except to the extent, if any, of its or his actual pecuniary interest in such shares. All of the shares of Common Stock owned by BIG have been pledged to Citibank as collateral to secure indebtedness owed to such bank and, unless earlier released by the Company and Sunrise, are subject to an agreement not to sell which terminates on August 13, 1996 with respect to 12.9% of such shares and on August 13, 1997 with respect to the balance of such shares. See "Risk Factors -- Shares Available For Future Sale." For a description of certain relations between the Company and BIG, see the documents incorporated by reference herein.


(2) BIG has certain demand and "piggyback" registration rights with respect to these shares.

(3) Commencing January 24, 1997, Fujimoto Diagnostics, Inc. ("Fujimoto") has certain demand and "piggyback" registration rights with respect to these shares. For a description of certain relations between the Company and Fujimoto, see the documents incorporated by reference herein.

(4) Includes 221,607 shares of Common Stock that Fujimoto had agreed to purchase on February 6, 1996. Such shares have not been purchased to date.

     The sale of shares of Common Stock by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through the writing of options on such shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling Stockholders may effect such transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Stockholders and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such shares might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for the Company by Andrea D. Kantor, Associate General Counsel of the Company. Ms. Kantor does not own any shares of Common Stock but has options to purchase 36,750 shares of Common Stock, 33,750 of which are currently exercisable.

                                    EXPERTS

     The audited consolidated financial statements of the Company and its subsidiary at December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance where such contract or other document is an exhibit to the Registration Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS GIVEN.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
The Company.........................       3
Risk Factors........................       3
Capitalization......................      11
Selling Stockholders................      12
Legal Matters.......................      13
Experts.............................      13
Additional Information..............      13

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------
INTERFERON  SCIENCES,  INC.

                                2,927,500 SHARES


                                       OF

                                  COMMON STOCK
                               ------------------
                                   PROSPECTUS
                               ------------------
                                           , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all expenses in connection with the issuance and distribution of the securities being registered hereby. All are estimated except the SEC fee.


    SEC registration fee.......................................................  $ 2,519
    Accounting fees and expenses...............................................    5,000
    Legal fees and expenses....................................................   10,000
    Cost of printing...........................................................   15,000
    Miscellaneous..............................................................    7,481
                                                                                 -------
              Total............................................................  $40,000
                                                                                 =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 9 of the Company's Restated Certificate of Incorporation provides that the Company shall, to the full extent then permitted by law, indemnify all persons whom it may indemnify pursuant thereto. In addition, Article 10 of the Company's Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company currently has a $1,000,000 directors' and officers' liability insurance policy.

ITEM 16.  EXHIBITS.


   5.1   -- Opinion of Andrea D. Kantor, Esq., Associate General Counsel, Registrant, as to the
            legality of the securities being registered*
  23.1   -- Consent of Independent Auditors**
  23.2   -- Consent of Andrea D. Kantor (included in Exhibit 5.1)*


- ---------------

 * Previously filed.


** Filed herewith.


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B.  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on this 6th day of June, 1996.


                                          INTERFERON SCIENCES, INC.

                                          By:     /s/ LAWRENCE M. GORDON

                                            ------------------------------------
                                                     Lawrence M. Gordon
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in their capacities on June 6, 1996.


            /s/ MARTIN M. POLLAK               Chairman of the Board
- ---------------------------------------------
              Martin M. Pollak
            /s/ JEROME I. FELDMAN              Chairman of the Board's Executive Committee,
- ---------------------------------------------  Treasurer and Director
              Jerome I. Feldman
         /s/ SAMUEL H. RONEL, PH.D.            Vice Chairman of the Board
- ---------------------------------------------
           Samuel H. Ronel, Ph.D.
           /s/ LAWRENCE M. GORDON              Chief Executive Officer and Director
- ---------------------------------------------  (Principal Executive Officer)
             Lawrence M. Gordon
      /s/ STANLEY G. SCHUTZBANK, PH.D.         President and Director
- ---------------------------------------------
        Stanley G. Schutzbank, Ph.D.
                                               Director
- ---------------------------------------------
            Leon Botstein, Ph.D.
                                               Director
- ---------------------------------------------
          Sheldon L. Glashow, Ph.D
           /s/ SCOTT N. GREENBERG              Director
- ---------------------------------------------
             Scott N. Greenberg
                                               Director
- ---------------------------------------------
            Roald Hoffmann, Ph.D
              /s/ OGDEN R. REID                Director
- ---------------------------------------------
                Ogden R. Reid
           /s/ DONALD W. ANDERSON              Controller (Principal Accounting and Financial
- ---------------------------------------------  Officer)
             Donald W. Anderson

     The foregoing constitute a majority of the members of the Board of Directors.

                               INDEX TO EXHIBITS


                                                                                       SEQUENTIALLY
EXHIBIT                                                                                  NUMBERED
NUMBER                                    DESCRIPTION                                      PAGE
- ------      ------------------------------------------------------------------------   ------------
   5.1   -- Opinion of Andrea D. Kantor, Esq., Associate General Counsel,
            Registrant, as to the legality of the securities being registered*
  23.1   -- Consent of Independent Auditors**
  23.2   -- Consent of Andrea D. Kantor (included in Exhibit 5.1)*


- ---------------

 * Previously filed.



** Filed herewith.